MANAGEMENT'S REPORT
Mississippi Power Company 2000 Annual Report


The management of Mississippi Power Company has prepared -- and is responsible for -- the financial statements and related information included in this report. These statements were prepared in accordance with accounting principles generally accepted in the United States and necessarily include amounts that are based on best estimates and judgments of management. Financial information throughout this annual report is consistent with the financial statements.

    The Company maintains a system of internal accounting controls to provide reasonable assurance that assets are safeguarded and that the accounting records reflect only authorized transactions of the Company. Limitations exist in any system of internal controls, however, based upon recognition that the cost of the system should not exceed its benefits. The Company believes its system of internal accounting controls maintains an appropriate cost/benefit relationship.

    The Company's system of internal accounting controls is evaluated on an ongoing basis by the Company's internal audit staff. The Company's independent public accountants also consider certain elements of the internal control system in order to determine their auditing procedures for the purpose of expressing an opinion on the financial statements.

    The audit committee of the board of directors, composed of four independent directors, provides a broad overview of management's financial reporting and control functions. Periodically, this committee meets with management, the internal auditors, and the independent public accountants to ensure that these groups are fulfilling their obligations and to discuss auditing, internal controls, and financial reporting matters. The internal auditors and independent public accountants have access to the members of the audit committee at any time.

    Management believes that its policies and procedures provide reasonable assurance that the Company's operations are conducted according to a high standard of business ethics.

    In management's opinion, the financial statements present fairly, in all material respects, the financial position, results of operations, and cash flows of Mississippi Power Company in conformity with accounting principles generally accepted in the United States.



/s/Dwight H. Evans
Dwight H. Evans
President and Chief Executive Officer


/s/Michael W. Southern
Michael W. Southern
Vice President, Secretary, Treasurer and
Chief Financial Officer

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To Mississippi Power Company:

We have audited the accompanying balance sheets and statements of capitalization of Mississippi Power Company (a Mississippi corporation and a wholly owned subsidiary of Southern Company) as of December 31, 2000 and 1999, and the related statements of income, common stockholder's equity, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements (pages 11-26) referred to above present fairly, in all material respects, the financial position of Mississippi Power Company as of December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.





/s/Arthur Andersen LLP
Atlanta, Georgia
February 28, 2001

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION
Mississippi Power Company 2000 Annual Report


RESULTS OF OPERATIONS

Earnings

Mississippi Power Company's 2000 net income after dividends on preferred stock of $55 million increased $0.2 million over 1999 earnings of $54.8 million, which were $0.3 million less than 1998 earnings of $55.1 million.

Revenues

Operating revenues for the Company in 2000 and the changes from the prior year are as follows:

                                             Increase (Decrease)
                               Amount          From Prior Year
                               ------       ----------------------
                                2000            2000          1999
                            ---------------------------------------
                                         (in millions)
  Retail --
    Base Revenues           $287,253       $ (5,854)      $ 17,462
    Fuel cost recovery
      and other              211,298         34,971          9,405
  ----------------------------------------------------------------
  Total retail               498,551         29,117         26,867
  ----------------------------------------------------------------
  Sales for resale --
    Non-affiliates           145,931         14,927         9,779
    Affiliates               27,915           8,469          1,161
  ----------------------------------------------------------------
  Total sales for resale     173,846         23,396         10,940
  Other operating
    revenues                  15,205          2,085             66
  ----------------------------------------------------------------
  Operating revenues        $687,602        $54,598       $ 37,873
  ==================================================================
  Percent change                               8.6%            6.4%
  ------------------------------------------------------------------

    Total retail revenues for 2000 increased approximately 6.2 percent when compared to 1999. The increase resulted primarily from continued growth in the service area, a positive impact of weather and additional fuel revenues. Retail revenues for 1999 reflected a 6.1 percent increase over the prior year due to the continued growth in the service area, increased fuel revenues, and a true-up of the unbilled revenue estimate.

    Fuel revenues generally represent the direct recovery of fuel expense including purchased power. Therefore, changes in recoverable fuel expenses are offset with corresponding changes in fuel revenues and have no effect on net income.

    Energy sales to non-affiliates include economy sales and amounts sold under short-term contracts. Sales for resale to non-affiliates are influenced by those utilities' own customer demand, plant availability, and the cost of their predominant fuels.

    Included in sales for resale to non-affiliates are revenues from rural electric cooperative associations and municipalities located in southeastern Mississippi. Energy sales to these customers increased 10.9 percent in 2000 and
10.2 percent in 1999, with the related revenues rising 10.8 percent and 12.1 percent, respectively. The customer demand experienced by these utilities is determined by factors very similar to those of the Company. Revenues from other sales outside the service area increased in 2000 and 1999 primarily due to power marketing activities. These increases were offset by increases in purchased power from non-affiliates and, as a result, had no significant effect on net income.

    Sales to affiliated companies within the Southern Company electric system will vary from year to year depending on demand and the availability and cost of generating resources at each company. These sales have no material impact on earnings.

    Below is a breakdown of kilowatt-hour sales for 2000 and the percent change for the last two years:

                           2000               Percent Change
                       -------------    ---------------------------
                            KWH              2000       1999
                                        ---------------------------
                       (in millions)
 Residential             2,286               1.7%        -
 Commercial              2,883               1.3         8.5%
 Industrial              4,376              (0.7)       18.2
 Other                      41               2.5         0.8
                       -------
 Total retail            9,586               0.5        10.4
 Sales for
    Resale --
     Non-affiliates      3,675              12.9         3.1
     Affiliates            453             (16.2)       (2.2)
                       -------
 Total                  13,714               2.8         8.0
 ==================================================================

    Total retail kilowatt-hour sales increased slightly in 2000 when compared to 1999 sales, which included an unbilled revenue true-up of approximately 3.5 percent. The increase primarily resulted from the continued growth in the service area and the positive impact of weather. Excluding the impact of the unbilled revenue true-up, all retail customer classes experienced growth in 2000

Mississippi Power Company 2000 Annual Report


due to the positive impact of weather, increased tourism, and continued growth in the service area. In 1999, increased tourism and strong growth impacted commercial sales, while industrial sales were impacted by increased production by several larger industrial customers, including one which was shut down in 1998 by Hurricane Georges.

Expenses

Total operating expenses were $565 million in 2000 reflecting an increase of $52 million or 10.1 percent over the prior year. The increase was due primarily to higher fuel and purchased power expenses. In 1999, total operating expenses increased by 6.9 percent over the prior year due primarily to higher fuel expenses.

    Fuel costs are the single largest expense for the Company. Fuel expenses for 2000 and 1999 increased 10.7 percent and 10.3 percent, respectively. The increase for each year was due to increased generation and a higher average cost of fuel. The increased generation was due to higher demand for energy across the Southern Company electric system.

    In 2000, expenses related to purchased power from non-affiliates increased
40.0 percent, while expenses related to purchased power from affiliates increased 64.7 percent which, in total, resulted in a 51 percent increase when compared to 1999. This increase consisted mostly of energy purchased for power marketing activities which was resold to non-affiliated third parties and had no significant effect on net income. Sales and purchases among the Company and its affiliates will vary from period to period depending on demand and the availability and variable production cost of each generating unit in the Southern Company electric system.

    The amount and sources of generation and the average cost of fuel per net kilowatt-hour generated were as follows:

                                      2000     1999        1998
                                    -----------------------------
Total generation
  (millions of kilowatt
      hours)                        11,688   11,599      10,610
Sources of generation
   (percent) --
     Coal                              83        81          80
     Gas                               17        19          20
Average cost of fuel per net
   kilowatt-hour generated
    (cents) --                       1.80      1.65        1.62
-----------------------------------------------------------------

    Other operation expenses decreased 8.2 percent in 2000 primarily due to a decrease in administrative and general expenses. In 1999, other operation expense increased 13.9 percent primarily due to the amortization of costs associated with the workforce reduction plan and higher distribution expenses. Maintenance expense in 2000 increased due to additional scheduled maintenance, while maintenance expense in 1999 decreased due to reduced scheduled maintenance. In 2000, depreciation expenses increased slightly due to growth in plant investment and a new composite depreciation rate, which became effective January 2000. Comparisons of taxes other than income taxes for 2000 and 1999 show increases of 1.7 percent and 4.2 percent, respectively, due to higher municipal franchise taxes resulting from higher retail revenues. Interest on long-term debt increased in 2000 due to higher interest rates and increased debt outstanding.

Effects of Inflation

The Company is subject to rate regulation and income tax laws that are based on the recovery of historical costs. Therefore, inflation creates an economic loss because the Company is recovering its costs of investments in dollars that have less purchasing power. While the inflation rate has been relatively low in recent years, it continues to have an adverse effect on the Company because of the large investment in utility plant with long economic lives. Conventional accounting for historical costs does not recognize this economic loss or the partially offsetting gain that arises through financing facilities with

Mississippi Power Company 2000 Annual Report


fixed-money obligations, such as long-term debt and preferred securities. Any recognition of inflation by regulatory authorities is reflected in the rate of return allowed.

Future Earnings Potential

The results of operations for the past three years are not necessarily indicative of future earnings potential. The level of the Company's future earnings depends on numerous factors ranging from weather to energy sales growth to a less regulated and more competitive environment. Expenses are subject to constant review and cost control programs. The Company is also maximizing the utility of invested capital and minimizing the need for additional capital by refinancing, managing the size of its fuel stockpile, raising generating plant availability and efficiency, and aggressively controlling its construction budget.

    The Company currently operates as a vertically integrated utility providing electricity to customers within its traditional service area located in southeastern Mississippi. Prices for electricity provided by the Company to retail customers are set by the Mississippi Public Service Commission (MPSC) under cost-based regulatory principles. The Federal Energy Regulatory Commission
(FERC) regulates the Company's wholesale rate schedules, power sales contracts and transmission facilities.

    Operating revenues will be affected by any changes in rates under the Performance Evaluation Plan (PEP) -- the Company's performance based ratemaking plan -- and the Environmental Compliance Overview Plan (ECO Plan). PEP has proven to be a stabilizing force on electric rates, with only moderate changes in rates taking place. The ECO Plan provides for recovery of costs (including costs of capital) associated with environmental projects approved by the MPSC, most of which are required to comply with Clean Air Act Amendments of 1990 (Clean Air Act) regulations. The ECO Plan is operated independently of PEP. Compliance costs related to the Clean Air Act could affect earnings if such costs cannot be recovered. The Company's 2000 ECO Plan filed in January 2000 was approved as filed, and resulted in a slight decrease in customer prices. The Company filed its 2001 ECO Plan in January 2001 and, if approved as filed, it will result in a slight increase in customer prices. Refer to Note 3 to the financial statements under "Litigation and Regulatory Matters" for additional information. The Clean Air Act and other important environmental items are discussed later under "Environmental Matters."

    Future earnings in the near term will depend upon growth in energy sales, which is subject to a number of factors. These factors include weather, competition, changes in contracts with neighboring utilities, energy conservation practiced by customers, the elasticity of demand, and the rate of economic growth in the Company's service area. The Company anticipates somewhat slower growth in energy sales as the tourism industry stabilizes within its service area. In addition to tourism, the healthcare and retail trade sectors will provide most of the anticipated energy growth for the commercial class of customers, while shipbuilding, chemicals and the U.S. government will provide much of the basis for anticipated growth in the industrial sector.

    The electric utility industry in the United States is currently undergoing a period of dramatic change as a result of regulatory and competitive factors. Among the primary agents of change has been the Energy Policy Act of 1992 (Energy Act). The Energy Act allows independent power producers (IPPs) to access a utility's transmission network in order to sell electricity to other utilities. This enhances the incentive for IPPs to build cogeneration plants for a utility's large industrial and commercial customers and sell energy generation to other utilities. Also, electricity sales for resale rates are affected by wholesale transmission access and numerous potential new energy suppliers, including power marketers and brokers.

    Although the Energy Act does not permit retail transmission access, it was a major catalyst for the current restructuring and consolidation taking place within the utility industry. Numerous federal and state initiatives are in various stages to promote wholesale and retail competition. Among other things, these initiatives allow customers to choose their electricity provider. As these initiatives materialize, the structure of the utility industry could radically change. In May 2000, the MPSC ordered that its docket reviewing restructuring of the electric industry in the State of Mississippi be suspended. The MPSC found that retail competition may not be in the public interest at this time, and ordered that no further formal hearings would be held on this subject. It found that the current regulatory structure produced reliable low cost power and "should not be changed without clear and convincing demonstration that change

Mississippi Power Company 2000 Annual Report


would be in the public interest." The MPSC will continue to monitor retail and wholesale restructuring activities throughout the United States and reserves its right to order further formal hearings on the matter should new evidence demonstrate that retail competition would be in the public interest and all customers could receive a reduction in the total cost of their electric service. If the MPSC decides to hold future restructuring hearings on this matter, enactment would require numerous issues to be resolved, including significant ones relating to transmission, prices, and recovery of any stranded costs. The inability of the Company to recover its investment, including regulatory assets, could have a material adverse effect on the financial condition of the Company.

    The Company is attempting to minimize or reduce its cost exposure. The Company is subject to the provisions of Financial Accounting Standards Board
(FASB) Statement No. 71, Accounting for the Effects of Certain Types of Regulation. In the event that a portion of the Company's operation is no longer subject to these provisions, the Company would be required to write off related regulatory assets and liabilities that are not specifically recoverable, and determine if any other assets have been impaired. See Note 1 to the financial statements under "Regulatory Assets and Liabilities" for additional information.

    Continuing to be a low-cost producer could provide significant opportunities to increase market share and profitability in markets that evolve with changing regulation. Conversely, unless the Company remains a low-cost producer and provides quality service, the Company's energy sales growth could be limited, and this could significantly erode earnings.

    On December 20, 1999, the Federal Energy Regulatory Commission (FERC) issued its final ruling on Regional Transmission Organizations (RTOs). The order encourages utilities owning transmission systems to form RTOs on a voluntary basis. After participating in regional conferences with customers and other members of the public to discuss the formation of RTOs, utilities were required to make a filing with the FERC. On October 16, 2000, Southern Company and its integrated utilities including the Company filed a proposal for the creation of an RTO. The proposal is for the formation of a for-profit company that would have control of the bulk power transmission system of the Company and any other participating utilities. Participants would have the option to either maintain their ownership or divest, sell, or lease their assets to the proposed RTO. If the FERC accepts the proposal as filed, the creation of an RTO is not expected to have a material impact on the Company's financial statements. The outcome of this matter cannot now be determined.

    The Energy Act amended the Public Utility Holding Company Act of 1935 (PUHCA) to allow holding companies to form exempt wholesale generators to sell power largely free of regulation under PUHCA. These entities are able to own and operate power generating facilities and sell power to affiliates - under certain restrictions.

    Southern Company is aggressively working to maintain and expand its share of wholesale sales in the southeastern power markets. In January 2001, Southern Company announced the formation of a new subsidiary - Southern Power Company. The new subsidiary will own, manage, and finance wholesale generating assets in the Southeast. Southern Power will be the primary growth engine for Southern Company's market-based energy business. Energy from its assets will be marketed to wholesale customers under the Southern Company name.

    In accordance with FASB Statement No. 87, Employers' Accounting for Pensions, the Company recorded non-cash pension income of approximately $4.2 million in 2000. Pension income in 2001 is expected to be less as a result of plan amendments. Future pension income is dependent on several factors including trust earnings and changes to the plan. For more information, see Note 2.

    The Company is involved in various matters being litigated. See Note 3 to the financial statements for information regarding material issues that could possibly affect future earnings.

    Compliance costs related to current and future environmental laws and regulations could affect earnings if such costs are not fully recovered. The Clean Air Act and other important environmental items are discussed later under "Environmental Matters."

Exposure to Market Risks

Due to cost-based rate regulations, the Company has limited exposure to market volatility in interest rates, commodity fuel prices, and prices of electricity.

Mississippi Power Company 2000 Annual Report


To mitigate residual risks relative to movements in electricity prices, the Company enters into fixed price contracts for the purchase and sale of electricity through the wholesale electricity market. Realized gains and losses are recognized in the income statements as incurred. At December 31, 2000, exposure from these activities was not material to the Company's financial statements. Also, based on the Company's overall interest rate exposure at December 31, 2000, a near-term 100 basis point change in interest rates would not materially affect the financial statements.

New Accounting Standard

In June 2000, FASB issued Statement No. 138, an amendment of Statement
No. 133, Accounting for Derivative Instruments and Hedging Activities. Statement No. 133, as amended, establishes accounting and reporting standards for derivative instruments and for hedging activities. Statement No. 133 requires that certain derivative instruments be recorded in the balance sheet as either an asset or liability measured at fair value, and that changes in the fair value be recognized currently in earnings unless specific hedge accounting criteria are met.

    Substantially all of the Company's bulk energy purchases and sales meet the definition of a derivative under Statement No. 133. In many cases, these transactions meet the normal purchase and sale exception and the related contracts will continue to be accounted for under the accrual method. Certain of these instruments qualify as cash flow hedges resulting in the deferral of related gains and losses in other comprehensive income until the hedged transactions occur. Any ineffectiveness will be recognized currently in net income. However, others will be required to be marked to market through current period income.

    The Company adopted Statement No. 133 effective January 1, 2001. The impact on net income was immaterial. The application of the new rules is still evolving and further guidance from FASB is expected, which could additionally impact the Company's financial statements. Also, as wholesale energy markets mature, future transactions could result in more volatility in net income and comprehensive income.

FINANCIAL CONDITION

Overview

The principal change in the Company's financial condition during 2000 was the addition of approximately $81 million to utility plant. Funding for these additions and other capital requirements were derived primarily from operations. The Statements of Cash Flows provide additional details.

Financing Activity

In March 2000, the Company issued $100 million of floating rate senior notes due March 28, 2002. The proceeds were used to prepay bank loans of $45 million maturing in November 2001 and $5 million maturing in October 2002. The balance of the $100 million was used to repay a portion of the Company's outstanding short-term debt. The Company plans to continue, to the extent possible, a program to retire higher-cost debt and replace these securities with lower-cost capital. See the Statements of Cash Flows for further details.

    Composite financing rates increased for the year 2000 when compared to 1998 and 1999. As of year-end , the composite rates were as follows:

                                    2000     1999     1998
                                 ----------------------------
 Composite interest rate on
     long-term debt                 6.41%    6.19%    6.14%

 Composite preferred stock
     dividend rate                  6.33%    6.33%    6.33%

 Composite interest rate on
     preferred securities           7.75%    7.75%    7.75%
 ------------------------------------------------------------

    In 1999, the Company signed an Agreement for Lease and a Lease Agreement with Escatawpa Funding, Limited Partnership ("Escatawpa"), that calls for the Company to design and construct, as agent for Escatawpa, a 1,064 megawatt natural gas combined cycle facility. It is anticipated that the total project will cost approximately $400 million, and upon project completion in mid 2001, the Company intends to lease the facility for an initial term of approximately 10 years. It is anticipated that the annual lease payments will approximate $32 million during the initial term.

Mississippi Power Company 2000 Annual Report


Capital Structure

At year-end 2000, the Company's ratio of common equity to total capitalization, excluding long-term debt due within one year, decreased from 50.2 percent in 1999, to 48.1 percent.

Capital Requirements for Construction

The Company's projected construction expenditures for the next three years total $191 million ($62 million in 2001, $60 million in 2002, and $69 million in 2003). The major emphasis within the construction program will be on the upgrade of existing facilities.

    Revisions to projected construction expenditures may be necessary because of factors such as changes in business conditions, revised load projections, the availability and cost of capital, changes in environmental regulations, and alternatives such as leasing.

Other Capital Requirements

In addition to the funds required for the Company's construction program, approximately $135 million will be required by the end of 2003 for present sinking fund requirements and maturities of long-term debt. The Company plans to continue, when economically feasible, to retire higher cost debt and preferred stock and replace these obligations with lower-cost capital if market conditions permit.

Environmental Matters

On November 3, 1999, the Environmental Protection Agency (EPA), brought a civil action in the U.S. District Court against Alabama Power Company, Georgia Power Company and the system service company. The complaint alleges violations of the prevention of significant deterioration and new source review provisions of the Clean Air Act with respect to five coal-fired generating facilities in Alabama and Georgia. The civil action requests penalties and injunctive relief, including an order requiring the installation of the best available control technology at the affected units. The EPA concurrently issued to the integrated Southeast utilities a notice of violation related to 10 generating facilities, which includes the five facilities mentioned previously, and the Company's plants Watson and Greene County. In early 2000, the EPA filed a motion to amend its complaint to add the violations alleged in its notice of violation, and to add Gulf Power, Savannah Electric, and the Company as defendants. The complaint and notice of violation are similar to those brought against and issued to several other electric utilities. These complaints and notices of violation allege that the utilities had failed to secure necessary permits or install additional pollution equipment when performing maintenance and construction at coal burning plants constructed or under construction prior to 1978. On August 1, 2000, the U.S. District Court granted Alabama Power's motion to dismiss for lack of jurisdiction in Georgia and granted the system service company's motion to dismiss on the grounds that it neither owned nor operated the generating units involved in the proceedings. On January 12, 2001, the EPA re-filed its claims against Alabama Power in federal district court in Birmingham, Alabama. The EPA did not include SCS in the new complaint. The Company believes that it complied with applicable laws and the EPA's regulations and interpretations in effect at the time the work in question took place. The Clean Air Act authorizes civil penalties of up to $27,500 per day per violation at each generating unit. Prior to January 30, 1997, the penalty was $25,000 per day. An adverse outcome of this matter could require substantial capital expenditures that cannot be determined at this time and possibly require payment of substantial penalties. This could affect future results of operations, cash flows and possibly financial condition unless such costs can be recovered through regulated rates.

    In November 1990, the Clean Air Act Amendments of 1990 (Clean Air Act) were signed into law. Title IV of the Clean Air Act -- the acid rain compliance provision of the law -- significantly affected Southern Company. Specific reductions in sulfur dioxide and nitrogen oxide emissions from fossil-fired generating plants were required in two phases. Phase I compliance began in 1995. As a result of a systemwide compliance strategy, some 50 generating units of Southern Company were brought into compliance with Phase I requirements.

    Southern Company achieved Phase I sulfur dioxide compliance at the affected plants by switching to low-sulfur coal, which required some equipment upgrades. Construction expenditures for Phase I nitrogen oxide and sulfur dioxide emissions compliance totaled approximately $300 million for Southern Company, including approximately $65 million for the Company.

Mississippi Power Company 2000 Annual Report



    Phase II sulfur dioxide compliance was required in 2000. Southern Company used emission allowances and fuel switching to comply with Phase II requirements. Also, equipment to control nitrogen oxide emissions was installed on additional system fossil-fired units as necessary to meet Phase II limits and ozone non-attainment requirements for metropolitan Atlanta through 2000. Compliance for Phase II and initial ozone non-attainment requirements increased the Company's total construction expenditures through 2000 by approximately $100 million. Phase II compliance did not have a material impact on the Company.

    The Company's ECO Plan is designed to allow recovery of costs of compliance with the Clean Air Act, as well as other environmental statutes and regulations. The MPSC reviews environmental projects and the Company's environmental policy through the ECO Plan. Under the ECO Plan, any increase in the annual revenue requirement is limited to 2 percent of retail revenues. The Company's management believes that the ECO Plan provides for recovery of the Clean Air Act costs. See
Note 3 to the financial statements under "Environmental Compliance Overview Plan" for additional information.

    A significant portion of costs related to the acid rain and ozone non-attainment provisions of the Clean Air Act is expected to be recovered through existing ratemaking provisions. However, there can be no assurance that all Clean Air Act costs will be recovered.

    In July 1997, the EPA revised the national ambient air quality standards for ozone and fine particulate matter. This revision made the standards significantly more stringent. In the subsequent litigation of these standards, the U.S. Supreme Court recently dismissed certain challenges but found the EPA's implementation program for the new ozone standard unlawful and remanded it to the EPA. In addition, the Federal District of Columbia Circuit Court of Appeals will address other legal challenges to these standards in mid-2001. A decision is expected in the spring of 2001. If the standards are eventually upheld, implementation could be required by 2007 to 2010.

    In September 1998, the EPA issued the final regional nitrogen oxide reduction rules to the states for implementation. Compliance is required by May 31, 2004. The final rules affect 21 states that at present do not include Mississippi. The EPA is presently evaluating whether or not to bring an additional 15 states including Mississippi, under this regional nitrogen oxide rule.

    In December 2000, the EPA completed its utility study for mercury and other hazardous air pollutants (HAPS) and issued a determination that an emission control program for mercury and, perhaps, other HAPS is warranted. The program is to be developed over the next four years under the Maximum Achievable Control Technology (MACT) provisions of the Clean Air Act. This determination is being challenged in the courts. In January 2001, the EPA proposed guidance for the determination of Best Available Retrofit Technology (BART) emission controls under the Regional Haze Regulations. Installation of BART controls would likely be required around 2010. Litigation of the BART rules is probable in the near future.

    Implementation of the final state rules for these initiatives could require substantial further reductions in nitrogen oxide, sulfur dioxide, mercury, and other HAPS emissions from fossil-fired generating facilities and other industries in these states. Additional compliance costs and capital expenditures resulting from the implementation of these rules and standards cannot be determined until the results of legal challenges are known, and the states have adopted their final rules. Reviews by the new administration in Washington, D.C. add to the uncertainties associated with BART guidance and the MACT determination for mercury and other HAPS.

    The EPA and state environmental regulatory agencies are reviewing and evaluating various matters including: emission control strategies for ozone non-attainment areas; additional controls for hazardous air pollutant emissions; and hazardous waste disposal requirements. The impact of any new standards will depend on the development and implementation of applicable regulations.

    The Company must comply with other environmental laws and regulations that cover the handling and disposal of hazardous waste. Under these various laws and regulations, the Company could incur costs to clean up properties currently or previously owned. Upon identifying potential sites, the Company conducts studies, when possible, to determine the extent of any required cleanup costs.

Mississippi Power Company 2000 Annual Report



Should remediation be determined to be probable, reasonable estimates of costs to clean up such sites are developed and recognized in the financial statements.

    Several major pieces of environmental legislation are being considered for reauthorization or amendment by Congress. These include: the Clean Air Act; the Clean Water Act; the Comprehensive Environmental Response, Compensation, and Liability Act; the Resource Conservation and Recovery Act; and the Endangered Species Act. Changes to these laws could affect many areas of the Company's operations. The full impact of any such changes cannot be determined at this time.

    Compliance with possible additional legislation related to global climate change, electromagnetic fields, and other environmental and health concerns could significantly affect the Company. The impact of new legislation -- if any -- will depend on the subsequent development and implementation of applicable regulations. In addition, the potential exists for lawsuits alleging damages caused by electromagnetic fields or other environmental concerns. The likelihood or outcome of such potential lawsuits cannot be determined at this time.

Sources of Capital

To meet short-term cash needs and contingencies, the Company had at December 31, 2000 approximately $7.5 million of cash and cash equivalents and approximately $117 million of unused committed credit agreements. The Company had $56 million of short-term notes payable outstanding at year-end 2000.

    It is anticipated that the funds required for construction and other purposes, including compliance with environmental regulations, will be derived from sources similar to those used in the past. These sources were primarily the issuance of first mortgage bonds and preferred securities, in addition to pollution control revenue bonds issued for the Company's benefit by public authorities. The Company also issued unsecured debt in 1998.

    The Company has no restrictions on the amounts of unsecured indebtedness it may incur. However, the Company is required to meet certain coverage requirements specified in its mortgage indenture and corporate charter to issue new first mortgage bonds and preferred stock. The Company's coverage ratios are high enough to permit, at present interest rate levels, any foreseeable security sales. The amount of securities which the Company will be permitted to issue in the future will depend upon market conditions and other factors prevailing at that time.

Cautionary Statement Regarding Forward-Looking
Information

This Annual Report includes forward-looking statements in addition to historical information. Forward-looking information includes, among other things, statements concerning projected sales growth and scheduled completion of new generation. In some cases, forward-looking statements can be identified by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of these terms or other comparable terminology. The Company cautions that there are various important factors that could cause actual results to differ materially from those indicated in the forward-looking statements; accordingly, there can be no assurance that such indicated results will be realized. These factors include the impact of recent and future federal and state regulatory change, including legislative and regulatory initiatives regarding deregulation and restructuring of the electric utility industry and also changes in environmental and other laws and regulations to which the Company is subject, as well as changes in application of existing laws and regulations; current and future litigation, including the pending EPA civil action against the Company; the extent and timing of the entry of additional competition in the markets of the Company; potential business strategies, including acquisitions or dispositions of assets or businesses, which cannot be assured to be completed or beneficial; internal restructuring or other restructuring options, that may be pursued by the Company; state and federal rate regulation in the United States; political, legal and economic conditions and developments in the United States; financial market conditions and the results of financing efforts; the impact of fluctuations in commodity prices, interest rates and customer demand; weather and other natural phenomena; the ability of the Company to obtain additional generating capacity at competitive prices; and other factors discussed elsewhere herein and in other reports (including Form 10-K) filed from time to time by the Company with the SEC.


STATEMENTS OF INCOME
For the Years Ended December 31, 2000, 1999, and 1998
Mississippi Power Company 2000 Annual Report

---------------------------------------------------------------------------------------------------------------------------------
                                                                                   2000                 1999                1998
---------------------------------------------------------------------------------------------------------------------------------
                                                                                             (in thousands)
Operating Revenues:
Retail sales                                                                   $498,551             $469,434            $442,567
Sales for resale --
  Non-affiliates                                                                145,931              131,004             121,225
  Affiliates                                                                     27,915               19,446              18,285
Other revenues                                                                   15,205               13,120              13,054
---------------------------------------------------------------------------------------------------------------------------------
Total operating revenues                                                        687,602              633,004             595,131
---------------------------------------------------------------------------------------------------------------------------------
Operating Expenses:
Operation --
  Fuel                                                                          191,127              172,686             156,539
  Purchased power --
   Non-affiliates                                                                56,082               40,080              33,872
   Affiliates                                                                    51,057               31,007              36,037
  Other                                                                         115,055              125,291             109,993
Maintenance                                                                      52,750               47,085              50,404
Depreciation and amortization                                                    50,275               49,206              47,450
Taxes other than income taxes                                                    48,686               47,893              45,965
---------------------------------------------------------------------------------------------------------------------------------
Total operating expenses                                                        565,032              513,248             480,260
---------------------------------------------------------------------------------------------------------------------------------
Operating Income                                                                122,570              119,756             114,871
Other Income (Expense):
Interest income                                                                     347                  189                 863
Other, net                                                                         (647)               1,675               2,498
---------------------------------------------------------------------------------------------------------------------------------
Earnings Before Interest and Income Taxes                                       122,270              121,620             118,232
---------------------------------------------------------------------------------------------------------------------------------
Interest Expense and Other:
Interest expense, net                                                            28,101               27,969              23,746
Distributions on preferred securities of subsidiary                               2,712                2,712               2,712
---------------------------------------------------------------------------------------------------------------------------------
Total interest charges and other, net                                            30,813               30,681              26,458
---------------------------------------------------------------------------------------------------------------------------------
Earnings Before Income Taxes                                                     91,457               90,939              91,774
Income taxes                                                                     34,356               34,117              34,664
---------------------------------------------------------------------------------------------------------------------------------
Net Income                                                                       57,101               56,822              57,110
Dividends on Preferred Stock                                                      2,129                2,013               2,005
---------------------------------------------------------------------------------------------------------------------------------
Net Income After Dividends on Preferred Stock                                  $ 54,972             $ 54,809            $ 55,105
=================================================================================================================================
The accompanying notes are an integral part of these statements.


STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2000, 1999, and 1998
Mississippi Power Company 2000 Annual Report

-----------------------------------------------------------------------------------------------------------------------------
                                                                               2000                 1999                1998
-----------------------------------------------------------------------------------------------------------------------------
                                                                                         (in thousands)
Operating Activities:
Net income                                                                 $ 57,101             $ 56,822            $ 57,110
Adjustments to reconcile net income
  to net cash provided from operating activities --
       Depreciation and amortization                                         54,638               53,427              51,517
       Deferred income taxes and investment tax credits, net                    752               (4,143)             11,620
       Other, net                                                            (1,747)               5,531             (12,175)
       Changes in certain current assets and liabilities --
          Receivables, net                                                   (3,231)             (39,304)             (5,486)
          Fossil fuel stock                                                  14,577               (9,379)             (5,767)
          Materials and supplies                                             (1,056)              (1,903)                717
          Accounts payable                                                    1,309                1,391                (389)
          Other                                                               2,952               14,206              (4,061)
-----------------------------------------------------------------------------------------------------------------------------
Net cash provided from operating activities                                 125,295               76,648              93,086
-----------------------------------------------------------------------------------------------------------------------------
Investing Activities:
Gross property additions                                                    (81,211)             (75,888)            (68,231)
Other                                                                        (9,153)               1,009                (324)
-----------------------------------------------------------------------------------------------------------------------------
Net cash used for investing activities                                      (90,364)             (74,879)            (68,555)
-----------------------------------------------------------------------------------------------------------------------------
Financing Activities:
Increase (decrease) in notes payable, net                                    (1,500)              44,500              13,000
Proceeds --
   Other long-term debt                                                     100,000               59,400             103,520
   Capital contributions from parent company                                 12,659                2,028                  85
Retirements --
   First mortgage bonds                                                           -                    -             (75,000)
   Other long-term debt                                                     (81,405)             (50,456)            (13,020)
   Preferred stock                                                                -                    -                 (87)
Payment of preferred stock dividends                                         (2,129)              (2,013)             (2,005)
Payment of common stock dividends                                           (54,700)             (56,100)            (51,700)
Other                                                                          (498)                (282)             (2,429)
-----------------------------------------------------------------------------------------------------------------------------
Net cash used for financing activities                                      (27,573)              (2,923)            (27,636)
-----------------------------------------------------------------------------------------------------------------------------
Net Change in Cash and Cash Equivalents                                       7,358               (1,154)             (3,105)
Cash and Cash Equivalents at Beginning of Period                                173                1,327               4,432
-----------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Period                                 $  7,531            $     173            $  1,327
=============================================================================================================================
Supplemental Cash Flow Information:
Cash paid during the period for --
   Interest (net of amount capitalized)                                     $30,570              $25,486             $26,133
   Income taxes (net of refunds)                                             28,418               39,729              26,847
-----------------------------------------------------------------------------------------------------------------------------
The accompanying notes are an integral part of these statements.


BALANCE SHEETS
At December 31, 2000 and 1999
Mississippi Power Company 2000 Annual Report

----------------------------------------------------------------------------------------------------------------------------
Assets                                                                                     2000                     1999
----------------------------------------------------------------------------------------------------------------------------
                                                                                                  (in thousands)
Current Assets:
Cash and cash equivalents                                                            $    7,531               $      173
Receivables --
  Customer accounts receivable                                                           72,064                   61,274
  Other accounts and notes receivable                                                    21,843                   23,490
  Affiliated companies                                                                   10,071                   16,097
  Accumulated provision for uncollectible accounts                                         (571)                    (697)
Fossil fuel stock, at average cost                                                       11,220                   25,797
Materials and supplies, at average cost                                                  21,694                   20,638
Other                                                                                     8,320                   10,013
----------------------------------------------------------------------------------------------------------------------------
Total current assets                                                                    152,172                  156,785
----------------------------------------------------------------------------------------------------------------------------
Property, Plant, and Equipment:
In service                                                                            1,665,879                1,601,399
Less accumulated provision for depreciation                                             652,891                  626,841
----------------------------------------------------------------------------------------------------------------------------
                                                                                      1,012,988                  974,558
Construction work in progress                                                            60,951                   68,721
----------------------------------------------------------------------------------------------------------------------------
Total property, plant, and equipment                                                  1,073,939                1,043,279
----------------------------------------------------------------------------------------------------------------------------
Other Property and Investments                                                            2,268                    1,389
----------------------------------------------------------------------------------------------------------------------------
Deferred Charges and Other Assets:
Deferred charges related to income taxes                                                 13,860                   21,557
Prepaid pension costs                                                                     6,724                    2,488
Debt expense, being amortized                                                             4,628                    4,355
Premium on reacquired debt, being amortized                                               7,168                    8,154
Other                                                                                    14,312                   13,129
----------------------------------------------------------------------------------------------------------------------------
Total deferred charges and other assets                                                  46,692                   49,683
----------------------------------------------------------------------------------------------------------------------------
Total Assets                                                                         $1,275,071               $1,251,136
============================================================================================================================
The accompanying notes are an integral part of these balance sheets.


BALANCE SHEETS
At December 31, 2000 and 1999
Mississippi Power Company 2000 Annual Report

---------------------------------------------------------------------------------------------------------------------------
Liabilities and Stockholder's Equity                                                      2000                     1999
---------------------------------------------------------------------------------------------------------------------------
                                                                                                 (in thousands)
Current Liabilities:
Securities due within one year                                                      $       20               $   30,020
Notes payable                                                                           56,000                   57,500
Accounts payable --
  Affiliated                                                                            10,715                   17,002
  Other                                                                                 48,146                   43,105
Customer deposits                                                                        5,274                    3,749
Taxes accrued --
  Income taxes                                                                           8,769                    6,865
  Other                                                                                 36,799                   35,534
Interest accrued                                                                         4,482                    6,733
Vacation pay accrued                                                                     5,701                    5,218
Other                                                                                    7,003                    7,497
---------------------------------------------------------------------------------------------------------------------------
Total current liabilities                                                              182,909                  213,223
---------------------------------------------------------------------------------------------------------------------------
Long-term debt (See accompanying statements)                                           370,511                  321,802
---------------------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes                                                      139,909                  139,564
Deferred credits related to income taxes                                                25,603                   34,765
Accumulated deferred investment tax credits                                             23,481                   24,695
Employee benefits provisions                                                            34,671                   34,268
Workforce reduction plan                                                                 9,734                   11,272
Other                                                                                   16,546                   12,770
---------------------------------------------------------------------------------------------------------------------------
Total deferred credits and other liabilities                                           249,944                  257,334
---------------------------------------------------------------------------------------------------------------------------
Company obligated mandatorily redeemable preferred
  securities of subsidiary trust holding company junior
  subordinated notes (See accompanying statements)                                      35,000                   35,000
---------------------------------------------------------------------------------------------------------------------------
Preferred stock (See accompanying statements)                                           31,809                   31,809
---------------------------------------------------------------------------------------------------------------------------
Common stockholder's equity (See accompanying statements)                              404,898                  391,968
---------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Stockholder's Equity                                          $1,275,071               $1,251,136
===========================================================================================================================
The accompanying notes are an integral part of these balance sheets.



STATEMENTS OF CAPITALIZATION
At December 31, 2000 and 1999
Mississippi Power Company 2000 Annual Report

------------------------------------------------------------------------------------------------------------------------------
                                                                    2000              1999             2000              1999
------------------------------------------------------------------------------------------------------------------------------
                                                                         (in thousands)                (percent of total)
Long-Term Debt:
First mortgage bonds --
       Maturity                           Interest Rates
       --------                           --------------
       June 1, 2023                       7.45%                 $ 35,000          $ 35,000
       March 1, 2004                      6.60%                   35,000            35,000
       December 1, 2025                   6.875%                  30,000            30,000
------------------------------------------------------------------------------------------------------------------------------
Total first mortgage bonds                                       100,000           100,000
------------------------------------------------------------------------------------------------------------------------------
Long-term notes payable --
       6.05% due May 1, 2003                                      35,000            35,000
       6.75% due June 30, 2038                                    53,179            54,564
       Adjustable rates (6.61% to 6.78% at 1/1/01)
         due 2000-2002                                           100,000            80,000
------------------------------------------------------------------------------------------------------------------------------
Total long-term notes payable                                    188,179           169,564
------------------------------------------------------------------------------------------------------------------------------
Other long-term debt --
       Pollution control revenue bonds --
         Collateralized:
           5.65% to 5.80% due 2007-2023                                -            26,785
          Variable rates (3.90% at 1/1/01)
            due 2020-2025                                              -            10,600
         Non-collateralized:
           5.65% to 5.80% due 2007-2023                           26,765
           Variable rates (3.90% to 5.20% at 1/1/01)
             due 2020-2028                                        56,820            46,220
------------------------------------------------------------------------------------------------------------------------------
Total other long-term debt                                        83,585            83,605
------------------------------------------------------------------------------------------------------------------------------
Unamortized debt premium (discount), net                          (1,233)           (1,347)
------------------------------------------------------------------------------------------------------------------------------
Total long-term debt (annual interest
  requirement -- $23.8 million)                                  370,531           351,822
Less amount due within one year                                       20            30,020
------------------------------------------------------------------------------------------------------------------------------
Long-term debt excluding amount due within one year             $370,511          $321,802            43.9%             41.2%
------------------------------------------------------------------------------------------------------------------------------



STATEMENTS OF CAPITALIZATION (continued)
At December 31, 2000 and 1999
Mississippi Power Company 2000 Annual Report
-------------------------------------------------------------------------------------------------------------------------------
                                                                     2000              1999             2000              1999
-------------------------------------------------------------------------------------------------------------------------------
                                                                           (in thousands)               (percent of total)
Company Obligated Mandatorily
  Redeemable Preferred Securities:(Note 8)
$25 liquidation value --
  7.75%                                                          $ 35,000          $ 35,000
-------------------------------------------------------------------------------------------------------------------------------
Total (annual distribution requirement -- $2.7 million)            35,000            35,000              4.2               4.5
-------------------------------------------------------------------------------------------------------------------------------
Cumulative Preferred Stock:
$100 par value
  4.40% to 7.00%                                                   31,809            31,809
-------------------------------------------------------------------------------------------------------------------------------
Total (annual dividend requirement -- $2.0 million)                31,809            31,809              3.8               4.1
-------------------------------------------------------------------------------------------------------------------------------
Common Stockholder's Equity:
Common stock, without par value --
  Authorized  - 1,130,000 shares
  Outstanding - 1,121,000 shares in 2000 and 1999                  37,691            37,691
   Paid-in capital                                                194,161           181,502
   Premium on preferred stock                                         326               326
Retained earnings                                                 172,720           172,449
-------------------------------------------------------------------------------------------------------------------------------
Total common stockholder's equity                                 404,898           391,968             48.1              50.2
-------------------------------------------------------------------------------------------------------------------------------
Total Capitalization                                             $842,218          $780,579           100.0%            100.0%
===============================================================================================================================
The accompanying notes are an integral part of these statements.


STATEMENTS OF COMMON STOCKHOLDER'S EQUITY
For the Years Ended December 31, 2000, 1999, and 1998
Mississippi Power Company 2000 Annual Report


-----------------------------------------------------------------------------------------------------------------------------

                                                                                    Premium on
                                                       Common         Paid-In       Preferred      Retained
                                                        Stock         Capital         Stock        Earnings          Total
-----------------------------------------------------------------------------------------------------------------------------
                                                                               (in thousands)

Balance at January 1, 1998                            $37,691        $179,389          $327        $170,417         $387,824
Net income after dividends on preferred stock               -               -             -          55,105           55,105
Capital contributions from parent company                   -              85             -               -               85
Cash dividends on common stock                              -               -             -         (51,700)         (51,700)
Other                                                       -               -            (1)            (82)             (83)
-----------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1998                           37,691         179,474           326         173,740          391,231
Net income after dividends on preferred stock               -               -             -          54,809           54,809
Capital contributions from parent company                   -           2,028             -               -            2,028
Cash dividends on common stock                              -               -             -         (56,100)         (56,100)
-----------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1999                           37,691         181,502           326         172,449          391,968
Net income after dividends on preferred stock               -               -             -          54,972           54,972
Capital contributions from parent company                   -          12,659             -               -           12,659
Cash dividends on common stock                              -               -             -         (54,700)         (54,700)
Other                                                       -               -             -              (1)              (1)
----------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 2000                          $37,691        $194,161          $326        $172,720         $404,898
=============================================================================================================================
The accompanying notes are an integral part of these statements.

                                                                17

NOTES TO FINANCIAL STATEMENTS
Mississippi Power Company 2000 Annual Report


1.  SUMMARY OF SIGNIFICANT ACCOUNTING
    POLICIES

General

Mississippi Power Company is a wholly owned subsidiary of Southern Company, which is the parent company of five integrated Southeast utilities, a system service company (SCS), Southern Communications Services (Southern LINC), Southern Company Energy Solutions, Southern Nuclear Operating Company (Southern Nuclear), Mirant Corporation -- formerly Southern Energy, Inc. -- and other direct and indirect subsidiaries. The integrated Southeast utilities -- Alabama Power Company, Georgia Power Company, Gulf Power Company, Mississippi Power Company, and Savannah Electric and Power Company -- provide electric service in four states. Contracts among the integrated Southeast utilities -- related to jointly owned generating facilities, interconnecting transmission lines, and the exchange of electric power -- are regulated by the Federal Energy Regulatory Commission (FERC) and/or the Securities and Exchange Commission (SEC). SCS provides, at cost, specialized services to Southern Company and subsidiary companies. Southern LINC provides digital wireless communications services to the integrated Southeast utilities and also markets these services to the public within the Southeast. Southern Company Energy Solutions develops new business opportunities related to energy products and services. Southern Nuclear provides services to Southern Company's nuclear power plants. Mirant acquires, develops, builds, owns, and operates power production and delivery facilities and provides a broad range of energy-related services to utilities and industrial companies in selected countries around the world. Mirant businesses include independent power projects, integrated utilities, a distribution company, and energy trading and marketing businesses outside the southeastern United States.

    Southern Company is registered as a holding company under the Public Utility Holding Company Act of 1935 (PUHCA). Both the Company and its subsidiaries are subject to the regulatory provisions of the PUHCA. The Company is also subject to regulation by the FERC and the Mississippi Public Service Commission (MPSC). The Company follows accounting principles generally accepted in the United States and complies with the accounting policies and practices prescribed by the respective commissions. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires the use of estimates, and the actual results may differ from those estimates.

    Prior years' data presented in the financial statements have been reclassified to conform with the current year presentation.

Related-Party Transactions

The Company has an agreement with SCS under which the following services are rendered to the Company at cost: general and design engineering, purchasing, accounting and statistical, finance and treasury, tax, information resources, marketing, auditing, insurance and pension administration, human resources, systems and procedures, and other services with respect to business and operations and power pool operations. Costs for these services amounted to $46.2 million, $45.5 million, and $43.9 million during 2000, 1999, and 1998, respectively.

Regulatory Assets and Liabilities

The Company is subject to the provisions of Financial Accounting Standards Board
(FASB) Statement No. 71, Accounting for the Effects of Certain Types of Regulation. Regulatory assets represent probable future revenues to the Company associated with certain costs that are expected to be recovered from customers through the ratemaking process. Regulatory liabilities represent probable future reductions in revenues associated with amounts that are expected to be credited to customers through the ratemaking process. Regulatory assets and (liabilities) reflected in the Balance Sheets at December 31 relate to the following:

                                             2000         1999
                                       -------------------------
                                             (in thousands)
Deferred income tax charges              $ 13,860     $ 21,557
Vacation pay                                5,701        5,218
Premium on reacquired debt                  7,168        8,154
Property damage reserve                    (3,519)      (3,082)
Deferred income tax credits               (25,603)     (34,765)
Other, net                                   (505)        (349)
----------------------------------------------------------------
Total                                    $ (2,898)    $ (3,267)
================================================================

Mississippi Power Company 2000 Annual Report


    In the event that a portion of the Company's operations is no longer subject to the provisions of FASB Statement No. 71, the Company would be required to write off related regulatory assets and liabilities that are not specifically recoverable through regulated rates. In addition, the Company would be required to determine if any impairment to other assets exists, including plant, and write down the assets, if impaired, to their fair value.

Revenues and Fuel Costs

The Company currently operates as a vertically integrated utility providing electricity to retail customers within its traditional service area located within the state of Mississippi, and to wholesale customers in the Southeast.

    Revenues are recognized as services are rendered. Unbilled revenues are accrued at the end of each fiscal period. The Company's retail and wholesale rates include provisions to adjust billings for fluctuations in fuel costs, the energy component of purchased power costs, and certain other costs. Retail rates also include provisions to adjust billings for fluctuations in costs for ad valorem taxes and certain qualifying environmental costs. Revenues are adjusted for differences between actual allowable amounts and the amounts included in rates.

    The Company has a diversified base of customers. No single customer or industry comprises 10 percent or more of revenues. For all periods presented, uncollectible accounts continued to average less than 1 percent of revenues.

Depreciation

Depreciation of the original cost of plant in service is provided primarily by using composite straight-line rates, which approximated 3.5 percent in 2000 and
3.3 percent in 1999 and 1998. When property subject to depreciation is retired or otherwise disposed of in the normal course of business, its original cost -- together with the cost of removal, less salvage -- is charged to accumulated depreciation. Minor items of property included in the original cost of the plant are retired when the related property unit is retired. Depreciation expense includes an amount for the expected cost of removal of facilities.

Income Taxes

The Company uses the liability method of accounting for deferred income taxes and provides deferred income taxes for all significant income tax temporary differences. Investment tax credits utilized are deferred and amortized to income over the average lives of the related property.

Property, Plant and Equipment

Property, plant, and equipment is stated at original cost. Original cost includes: materials; labor; minor items of property; appropriate administrative and general costs; payroll-related costs such as taxes, pensions, and other benefits; and the estimated cost of funds used during construction, if applicable. The cost of maintenance, repairs, and replacement of minor items of property is charged to maintenance expense except for the maintenance of coal cars and a portion of the railway track maintenance, which are charged to fuel stock. The cost of replacements of property -- exclusive of minor items of property -- is capitalized.

Cash and Cash Equivalents

For purposes of the Statements of Cash Flows, temporary cash investments are considered cash equivalents. Temporary cash investments are securities with original maturities of 90 days or less.

Financial Instruments

The Company's financial instruments for which the carrying amount did not equal fair value at December 31 were as follows:

                                       Carrying          Fair
                                         Amount         Value
                                   ---------------------------
                                          (in millions)
Long-term debt:
At December 31, 2000                      $371          $362
At December 31, 1999                      $353          $334
Capital trust preferred
  securities:
At December 31, 2000                       $35           $34
At December 31, 1999                       $35           $30
--------------------------------------------------------------

    The fair values for long-term debt and preferred securities were based on either closing market price or closing price of comparable instruments.

Mississippi Power Company 2000 Annual Report


Materials and Supplies

Generally, materials and supplies include the cost of transmission, distribution, and generating plant materials. Materials are charged to inventory when purchased and then expensed or capitalized to plant, as appropriate, when used or installed.

Provision for Property Damage

The Company is self-insured for the cost of storm, fire, and other uninsured casualty damage to its property, including transmission and distribution facilities. As permitted by regulatory authorities, the Company accrues for the cost of such damage by charging expense and crediting an accumulated provision. The cost of repairing damage resulting from such events that individually exceed $50 thousand is charged to the accumulated provision. In 1999, an order from the MPSC increased the maximum Property Damage Reserve from $18 million to $23 million and allows an annual accrual of up to $4.6 million. In 2000, the Company provided for such costs by charges to income of $3.5 million. In 1999 and 1998, the Company provided for such costs by charges to income of $4.4 million and $1.5 million, respectively. As of December 31, 2000, the accumulated provision amounted to $3.5 million.

2.  RETIREMENT BENEFITS

The Company has defined benefit, trusteed, pension plans that cover substantially all employees. The Company provides certain medical care and life insurance benefits for retired employees. Substantially all these employees may become eligible for such benefits when they retire. The Company funds trusts to the extent deductible under federal income tax regulations or the extent required by regulatory authorities. In late 2000, the Company adopted several pension and postretirement benefits plan changes that had the effect of increasing benefits to both current and future retirees. The effects of these changes will be to increase annual pension and postretirement benefits costs by approximately $1.3 and $0.4 million, respectively. The measurement date for plan assets and obligations is September 30 for each year.

Pension Plan

Changes during the year in the projected benefit obligations and in the fair value of plan assets were as follows:

                                                    Projected
                                              Benefit Obligations
                                           --------------------------
                                                   2000         1999
---------------------------------------------------------------------
                                                   (in thousands)
Balance at beginning of year                   $139,930     $142,807
Service cost                                      4,272        4,415
Interest cost                                    10,196        9,377
Benefits paid                                    (7,593)      (8,050)
Actuarial gain and employee
    transfers                                    (1,419)      (8,619)
---------------------------------------------------------------------
Balance at end of year                         $145,386     $139,930
=====================================================================

                                                  Plan Assets
                                           --------------------------
                                                   2000         1999
---------------------------------------------------------------------
                                                   (in thousands)
Balance at beginning of year                    $221,487    $198,100
Actual return on plan assets                      39,737      33,216
Benefits paid                                     (7,593)     (8,050)
Employee transfers                                 3,017      (1,779)
---------------------------------------------------------------------
Balance at end of year                          $256,648    $221,487
=====================================================================

    The accrued pension costs recognized in the Balance Sheets were as follows:

                                                   2000         1999
---------------------------------------------------------------------
                                                   (in thousands)
Funded status                                  $111,263     $ 81,557
Unrecognized transition obligation               (3,269)      (3,814)
Unrecognized prior service cost                   4,577        4,991
Unrecognized net gain                          (105,847)     (80,246)
---------------------------------------------------------------------
Prepaid asset recognized in the
    Balance Sheets                             $  6,724     $  2,488
=====================================================================

Mississippi Power Company 2000 Annual Report



    Components of the plans' net periodic cost were as follows:

                                       2000       1999        1998
------------------------------------------------------------------
                                          (in thousands)
Service cost                       $  4,272   $  4,415    $  3,848
Interest cost                        10,196      9,377       9,613
Expected return on
 plan assets                        (15,910)   (14,681)   (13,817)
Recognized net gain                  (2,663)    (1,721)    (1,956)
Net amortization                       (131)      (131)      (131)
------------------------------------------------------------------
Net pension income                 $ (4,236)  $ (2,741)   $(2,443)
==================================================================

Postretirement Benefits

Changes during the year in the accumulated benefit obligations and in the fair value of plan assets were as follows:

                                             Accumulated
                                         Benefit Obligations
                                     ----------------------------
                                             2000           1999
-----------------------------------------------------------------
                                           (in thousands)
Balance at beginning of year              $45,390        $47,260
Service cost                                  830            982
Interest cost                               3,309          3,105
Benefits paid                              (2,628)        (2,256)
Actuarial gain and
  employee transfers                       (1,949)        (3,701)
-----------------------------------------------------------------
Balance at end of year                    $44,952        $45,390
=================================================================


                                             Plan Assets
                                     ----------------------------
                                             2000           1999
------------------------------------------------------------------
                                           (in thousands)
Balance at beginning of year              $14,998        $12,779
Actual return on plan assets                2,511          1,818
Employer contributions                      2,961          2,657
Benefits paid                              (2,627)        (2,256)
-----------------------------------------------------------------
Balance at end of year                    $17,843        $14,998
=================================================================

    The accrued postretirement costs recognized in the Balance Sheets were as follows:

                                                   2000         1999
----------------------------------------------------------------------
                                                (in thousands)
Funded status                                  $(27,109)    $(30,392)
Unrecognized transition obligation                4,275        4,621
Unrecognized net gain                            (6,632)      (3,406)
Fourth quarter contributions                      1,065          931
----------------------------------------------------------------------
Accrued liability recognized in the
  Balance Sheets                               $(28,401)    $(28,246)
======================================================================

    Components of the plans' net periodic cost were as follows:

                                       2000         1999       1998
--------------------------------------------------------------------
                                          (in thousands)
Service cost                        $   830      $   981     $  806
Interest cost                         3,309        3,105      3,162
Expected return on
    plan assets                      (1,235)      (1,100)      (989)
Net amortization                        346          346        346
--------------------------------------------------------------------
Net postretirement cost             $ 3,250      $ 3,332     $3,325
====================================================================

    The weighted average rates assumed in the actuarial calculations for both the pension plans and postretirement benefits were:

                                               2000       1999
 ---------------------------------------------------------------
 Discount                                      7.50%      7.50%
 Annual salary increase                        5.00       5.00
 Long-term return on plan assets               8.50       8.50
 ---------------------------------------------------------------

Mississippi Power Company 2000 Annual Report



    An additional assumption used in measuring the accumulated postretirement benefit obligation was a weighted average medical care cost trend rate of 7.29 percent for 2000, decreasing gradually to 5.50 percent through the year 2005 and remaining at that level thereafter. An annual increase or decrease in the assumed medical care cost trend rate of 1 percent would affect the accumulated benefit obligation and the service and interest cost components at December 31, 2000 as follows:

                                      1 Percent      1 Percent
                                       Increase      Decrease
-----------------------------------------------------------------
                                           (in thousands)
Benefit obligation                      $2,669         $2,396
Service and interest costs                 242            215
-----------------------------------------------------------------

Workforce Reduction Program

In 1997, approximately one hundred employees of the Company accepted the terms of a workforce reduction plan. The cost incurred in connection with this voluntary plan was approximately $18 million. The MPSC approved the deferral and amortization of these program costs over a period not to exceed 60 months beginning no later than July 1998. As of December 31, 1999, the cost was fully amortized.

Employee Savings Plan

The Company also sponsors a 401(k) defined contribution plan covering substantially all employees. The Company provides a 75 percent matching contribution up to 6 percent of an employee's base salary. Total matching contributions made to the plan for the years 2000, 1999, and 1998 were $2.3 million, $2.2 million, and $2.1 million, respectively.

3. LITIGATION AND REGULATORY MATTERS

Environmental Litigation

On November 3, 1999, the Environmental Protection Agency (EPA) brought a civil action in the U.S. District Court against Alabama Power Company, Georgia Power Company and SCS. The complaint alleges violations of the prevention of significant deterioration and new source review provisions of the Clean Air Act with respect to five coal-fired generating facilities in Alabama and Georgia. The civil action requests penalties and injunctive relief, including an order requiring the installation of the best available control technology at the affected units. The Clean Air Act authorizes civil penalties of up to $27,500 per day per violation at each generating unit. Prior to January 30, 1997, the penalty was $25,000 per day.

     The EPA concurrently issued to the integrated Southeast utilities a notice of violation related to 10 generating facilities, which includes the five facilities mentioned previously, and the Company's plants Watson and Greene County. In early 2000, the EPA filed a motion to amend its complaint to add the violations alleged in its notice of violation, and to add Gulf Power, Savannah Electric and the Company as defendants. The complaint and notice of violation are similar to those brought against and issued to several other electric utilities. These complaints and notices of violation allege that the utilities had failed to secure necessary permits or install additional pollution equipment when performing maintenance and construction at coal burning plants constructed or under construction prior to 1978. On August, 1, 2000, the U.S. District Court granted Alabama Power's motion to dismiss for lack of jurisdiction in Georgia and granted SCS's motion to dismiss on the grounds that it neither owned nor operated the generating units involved in the proceedings. On January 12, 2001, the EPA re-filed its claims against Alabama Power in federal district court in Birmingham, Alabama. The EPA did not include SCS in the new complaint. The Company believes that it complied with applicable laws and the EPA's regulations and interpretations in effect at the time the work in question took place. An adverse outcome of this matter could require substantial capital expenditures that cannot be determined at this time and possibly require payment of substantial penalties. This could affect future results of operations, cash flows and possibly financial condition unless such costs can be recovered through regulated rates.

Retail Rate Adjustment Plans

The Company's retail base rates are set under a Performance Evaluation Plan
(PEP) approved by the MPSC in 1994. PEP was designed with the objective that the plan would reduce the impact of rate changes on the customer and provide incentives for the Company to keep customer prices low. PEP includes a mechanism for sharing rate adjustments based on the Company's ability to maintain low rates for customers and on the Company's performance as measured by three

Mississippi Power Company 2000 Annual Report


indicators that emphasize price and service to the customer. PEP provides for semiannual evaluations of the Company's performance-based return on investment. Any change in rates is limited to 2 percent of retail revenues per evaluation period. PEP will remain in effect until the MPSC modifies or terminates the plan. There were no PEP retail revenue changes for 2000, 1999, or 1998.

Environmental Compliance Overview Plan

The MPSC approved the Company's Environmental Compliance Overview Plan (ECO
Plan) in 1992. The ECO Plan establishes procedures to facilitate the MPSC's overview of the Company's environmental strategy and provides for recovery of costs (including costs of capital) associated with environmental projects approved by the MPSC. Under the ECO Plan, any increase in the annual revenue requirement is limited to 2 percent of retail revenues. However, the ECO Plan also provides for carryover of any amount over the 2 percent limit into the next year's revenue requirement. The Company conducts studies, when possible, to determine the extent of any required environmental remediation. Should such remediation be determined to be probable, reasonable estimates of costs to clean up such sites are developed and recognized in the financial statements. The Company recovers such costs under the ECO Plan as they are incurred, as provided for in the Company's 1995 ECO Plan Order. The Company filed its 2001 ECO Plan in January and, if approved as filed, it will result in a slight increase in customer prices.

Approval for New Capacity

In January 1998, the Company was granted a Certificate of Public Convenience and Necessity by the MPSC to build approximately 1,064 megawatts of combined cycle generation at the Company's Plant Daniel site, to be placed in service by June 2001. In December 1998, the Company requested approval to transfer the ownership rights under the certificate to Escatawpa Funding, Limited Partnership ("Escatawpa"), which will lease the facility to the Company (see Note 4, Financing and Commitments). In September 2000, the Company and the Mississippi Public Utilities Staff entered, and the MPSC in October 2000 approved, a new stipulation that modifies a January 1999 stipulation and order covering cost allocation. The 1999 stipulation and MPSC order would have excluded the new capacity from retail ratebase and would have assigned the Company's existing generating facilities entirely to the retail jurisdiction. The new stipulation and MPSC order allocates a pro-rata share of the new capacity along with the Company's existing generating capacity to the retail jurisdiction.

4.  FINANCING AND COMMITMENTS

Construction Program

The Company is engaged in continuous construction programs, the costs of which are currently estimated to total $62 million in 2001, $60 million in 2002, and $69 million in 2003. The construction program is subject to periodic review and revision, and actual construction costs may vary from the above estimates because of numerous factors. These factors include changes in business conditions; revised load growth estimates; changes in environmental regulations; increasing costs of labor, equipment and materials; and cost of capital. Significant construction will continue related to transmission and distribution facilities, and the upgrading of generating plants.

Financing

In 1999, the Company signed an Agreement for Lease and a Lease Agreement with Escatawpa, that calls for the Company to design and construct, as agent for Escatawpa, a 1,064 megawatt natural gas combined cycle facility. It is anticipated that the total project will cost approximately $400 million, and upon project completion in mid 2001, the Company intends to lease the facility for an initial term of approximately 10 years. It is anticipated that the annual lease payments will approximate $32 million during the initial term.

Bank Credit Arrangements

At December 31, 2000, the Company had total committed credit agreements with banks for approximately $117 million. At year-end 2000, the unused portion of these committed credit agreements was approximately $117 million. These credit agreements expire at various dates in 2001. Some of these agreements allow short-term borrowings to be converted into term loans, payable in 12 equal quarterly installments, with the first installment due at the end of the first calendar quarter after the applicable termination date or at an earlier date at the Company's option. In connection with these credit arrangements, the Company

Mississippi Power Company 2000 Annual Report


agrees to pay commitment fees based on the unused portions of the commitments or to maintain compensating balances with the banks. At December 31, 2000, the Company had $56 million of short-term borrowings outstanding.

Assets Subject to Lien

The Company's mortgage indenture dated as of September 1, 1941, as amended and supplemented, which secures the first mortgage bonds issued by the Company, constitutes a direct first lien on substantially all of the Company's fixed property and franchises.

Lease Agreements

In 1984, the Company and Entergy Corp. (formerly Gulf States Utilities) entered into a forty-year transmission facilities agreement whereby Entergy began paying a use fee to the Company covering all expenses relative to ownership and operation and maintenance of a 500 kV line, including amortization of its original $57 million cost. For the three years ended 2000, use fees collected under this agreement, net of related expenses, amounted to approximately $3 million each year, and are included within Other Income in the Statements of Income.

    In 1989, the Company entered into a twenty-two year operating lease agreement for the use of 495 aluminum railcars. In 1994, a second lease agreement for the use of 250 additional aluminum railcars was also entered into for twenty-two years. The Company has the option to purchase the 745 railcars at the greater of lease termination value or fair market value, or to renew the leases at the end of the lease term. In 1997, a third lease agreement for the use of 360 railcars was also entered into for three years, with a monthly renewal option for up to an additional nine months. All of these leases, totaling 1,105 railcars, were for the transport of coal to Plant Daniel.

    Gulf Power, as joint owner of Plant Daniel, is responsible for one half of the lease cost. The Company's share (50%) of the leases, charged to fuel stock, was $2.1 million in 2000, $2.8 million in 1999, and $2.8 million in 1998. The Company's annual lease payments for 2001 through 2005 will average approximately $2.0 million and after 2005, lease payments total in aggregate approximately $14 million.

Fuel

To supply a portion of the fuel requirements of its generating plants, the Company has entered into various long-term commitments for the procurement of fuel. In most cases, these contracts contain provisions for price escalations, minimum production levels, and other financial commitments.

    Total estimated obligations at December 31, 2000 were as follows:

Year                                                Fuel
----                                                ----
                                                (in millions)
2001                                            $  294
2002                                               332
2003                                               313
2004                                               137
2005                                                95
2006 - 2024                                        131
Total commitments                               $1,302

    Additional commitments for fuel will be required in the future to supply the Company's fuel needs.

5.  JOINT OWNERSHIP AGREEMENTS

The Company and Alabama Power own as tenants in common Units 1 and 2 at Plant Greene County located in Alabama. Additionally, the Company and Gulf Power own as tenants in common Units 1 and 2 at Plant Daniel located in Mississippi.

    At December 31, 2000, the Company's percentage ownership and investment in these jointly owned facilities were as follows:

                                               Company's
 Generating           Total      Percent        Gross       Accumulated
    Plant            Capacity   Ownership     Investment    Depreciation
 ---------         ----------   ---------  -------------    ------------
                   (Megawatts)                      (in thousands)
 Greene
   County
   Units 1 and 2      500         40%          $63,346         $32,762

 Daniel
  Units 1 and 2     1,000         50%         $230,853        $115,472

 -----------------------------------------------------------------------

    The Company's share of plant operating expenses is included in the corresponding operating expenses in the Statements of Income.

Mississippi Power Company 2000 Annual Report


 6. LONG-TERM CAPACITY SALES AND LEASE
    AGREEMENTS

The Company and the other utility affiliates of Southern Company have long-term contractual agreements for the sale of capacity and energy to certain non-affiliated utilities located outside the system's service area. Because the energy is generally sold at cost under these agreements, profitability is primarily affected by revenues from capacity sales. The Company's capacity revenues under these agreements were not material during the periods reported.

    During 2000, the Company entered into a 10 year capacity lease that begins in mid 2001. The minimum capacity lease revenue that the Company will receive will average approximately $21 million per year over the 10 year period.

7.  INCOME TAXES

At December 31, 2000, the tax-related regulatory assets and liabilities were $14 million and $26 million, respectively. These assets are attributable to tax benefits flowed through to customers in prior years and to taxes applicable to capitalized interest. These liabilities are attributable to deferred taxes previously recognized at rates higher than current enacted tax law and to unamortized investment tax credits.

    Details of the federal and state income tax provisions are shown below:

                                     2000        1999       1998
                                ----------------------------------
                                           (in thousands)
 Total provision for
    income taxes
 Federal --
    Current                       $28,934     $33,379    $20,500
    Deferred                          622      (3,973)     9,442
 -----------------------------------------------------------------
                                   29,556      29,406     29,942
 -----------------------------------------------------------------
 State --
    Current                         4,670       4,881      2,544
    Deferred                          130        (170)     2,178
 -----------------------------------------------------------------
                                    4,800       4,711      4,722
 -----------------------------------------------------------------
 Total                            $34,356     $34,117    $34,664
 =================================================================

    The tax effects of temporary differences between the carrying amounts of assets and liabilities in the financial statements and their respective tax bases, which give rise to deferred tax assets and liabilities are as follows:

                                        2000             1999
                                   -----------------------------
                                           (in thousands)
 Deferred tax liabilities:
    Accelerated depreciation        $151,278         $154,698
    Basis differences                  8,559            8,967
    Other                             24,136           23,108
 ---------------------------------------------------------------
 Total                               183,973          186,773
 ---------------------------------------------------------------
 Deferred tax assets:
    Other property
     basis differences                17,147           21,003
    Pension and
     other benefits                    9,528            9,608
    Property insurance                 3,558            3,419
    Unbilled fuel                      5,727            4,846
    Other                              9,669           11,071
 ---------------------------------------------------------------
 Total                                45,629           49,947
 ---------------------------------------------------------------
 Net deferred tax
    liabilities                      138,344          136,826
 Portion included in
    current assets, net                1,565            2,738
 ---------------------------------------------------------------
 Accumulated deferred
    income taxes in the
    Balance Sheets                  $139,909         $139,564
 ===============================================================

    Deferred investment tax credits are amortized over the lives of the related property with such amortization normally applied as a credit to reduce depreciation in the Statements of Income. Credits amortized in this manner amounted to $1.2 million in 2000, 1999, and 1998. At December 31, 2000, all investment tax credits available to reduce federal income taxes payable had been utilized.

    A reconciliation of the federal statutory income tax rate to the effective income tax rate is as follows:

                                    2000       1999          1998
                                 ----------------------------------
 Federal statutory rate             35.0%      35.0%         35.0%
 State income tax, net of
    federal deduction                3.4        3.4           3.3
 Non-deductible book
    depreciation                      .6         .7            .5
 Other                              (1.5)      (1.6)         (1.0)
 ------------------------------------------------------------------
 Effective income tax rate          37.5%      37.5%         37.8%
 ==================================================================

Mississippi Power Company 2000 Annual Report


    Southern Company files a consolidated federal income tax return. Under a joint consolidated income tax agreement, each subsidiary's current and deferred tax expense is computed on a stand-alone basis.

8. COMPANY OBLIGATED MANDATORILY
   REDEEMABLE PREFERRED SECURITIES

In February 1997, Mississippi Power Capital Trust I (Trust I), of which the Company owns all the common securities, issued $35 million of 7.75 percent mandatorily redeemable preferred securities. Substantially all of the assets of Trust I are $36 million aggregate principal amount of the Company's 7.75 percent junior subordinated notes due February 15, 2037.

    The Company considers that the mechanisms and obligations relating to the preferred securities, taken together, constitute a full and unconditional guarantee by the Company of the Trusts' payment obligations with respect to the preferred securities.

    Trust I is a subsidiary of the Company, and accordingly is consolidated in the Company's financial statements.

9.  LONG-TERM DEBT DUE WITHIN ONE YEAR

A summary of the improvement fund requirements and scheduled maturities and redemptions of long-term debt due within one year is as follows:

                                                2000       1999
                                             ---------------------
                                                (in thousands)
 Bond improvement fund requirement            $1,000     $1,000
 Less: Portion to be satisfied by
       certifying property additions           1,000      1,000
 ---------------------------------------------------------------
 Cash sinking fund requirement                     -          -
 Current portion of other long-term debt           -     30,000
 Pollution control bond cash
    sinking fund requirements                     20         20
 ---------------------------------------------------------------
 Total                                           $20    $30,020
 ===============================================================

    The first mortgage bond improvement fund requirement is one percent of each outstanding series authenticated under the indenture of the Company prior to January 1 of each year, other than first mortgage bonds issued as collateral security for certain pollution control obligations. The requirement must be satisfied by June 1 of each year by depositing cash or reacquiring bonds, or by pledging additional property equal to 166-2/3 percent of such requirement.

10. COMMON STOCK DIVIDEND RESTRICTIONS

The Company's first mortgage bond indenture and the corporate charter contain various common stock dividend restrictions. At December 31, 2000, approximately $118 million of retained earnings was restricted against the payment of cash dividends on common stock under the most restrictive terms of the mortgage indenture or corporate charter.

11. QUARTERLY FINANCIAL DATA (UNAUDITED)

Summarized quarterly financial data for 2000 and 1999 are as follows:

                                                         Net Income
                                                    After Dividends
                         Operating     Operating       On Preferred
Quarter Ended             Revenues        Income              Stock
--------------------------------------------------------------------
                                     (in thousands)
March 2000                $134,705       $18,593             $6,722
June 2000                  176,028        28,130             12,232
September 2000             220,119        53,943             28,762
December 2000              156,750        21,904              7,256

March 1999                $122,435       $18,122             $7,193
June 1999                  158,590        31,289             14,953
September 1999             201,594        51,609             27,313
December 1999              150,385        18,736              5,350
--------------------------------------------------------------------

    The Company's business is influenced by seasonal weather conditions and the timing of rate changes.


SELECTED FINANCIAL AND OPERATING DATA 1996-2000
Mississippi Power Company 2000 Annual Report


-----------------------------------------------------------------------------------------------------------------------------
                                                        2000            1999            1998            1997            1996
-----------------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands)*                  $687,602        $633,004        $595,131        $543,588        $544,029
Net Income after Dividends
  on Preferred Stock (in thousands)                  $54,972         $54,809         $55,105         $54,010         $52,723
Cash Dividends
  on Common Stock (in thousands)                     $54,700         $56,100         $51,700         $49,400         $43,900
Return on Average Common Equity (percent)              13.80           14.00           14.15           14.00           13.90
Total Assets (in thousands)                       $1,275,071      $1,251,136      $1,189,605      $1,166,829      $1,142,327
Gross Property Additions (in thousands)              $81,211         $75,888         $68,231         $55,375         $61,314
-----------------------------------------------------------------------------------------------------------------------------
Capitalization (in thousands):
Common stock equity                                 $404,898        $391,968        $391,231        $387,824        $383,734
Preferred stock                                       31,809          31,809          31,809          31,896          74,414
Company obligated mandatorily
  redeemable preferred securities                     35,000          35,000          35,000          35,000               -
Long-term debt                                       370,511         321,802         292,744         291,665         326,379
-----------------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)       $842,218        $780,579        $750,784        $746,385        $784,527
=============================================================================================================================
Capitalization Ratios (percent):
Common stock equity                                     48.1            50.2            52.1            52.0            48.9
Preferred stock                                          3.8             4.1             4.2             4.3             9.5
Company obligated mandatorily
  redeemable preferred securities                        4.2             4.5             4.7             4.7               -
Long-term debt                                          43.9            41.2            39.0            39.0            41.6
-----------------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)          100.0           100.0           100.0           100.0           100.0
=============================================================================================================================
Security Ratings:
First Mortgage Bonds -
     Moody's                                             Aa3             Aa3             Aa3             Aa3             Aa3
     Standard and Poor's                                  A+             AA-             AA-             AA-              A+
     Fitch                                               AA-             AA-             AA-             AA-             AA-
Preferred Stock -
     Moody's                                              a1              a1              a1              a1              a1
     Standard and Poor's                                BBB+              A-               A               A               A
     Fitch                                                 A               A              A+              A+              A+
=============================================================================================================================
Customers (year-end):
Residential                                          158,253         157,592         156,530         156,650         154,630
Commercial                                            32,372          31,837          31,319          31,667          30,366
Industrial                                               517             546             587             642             639
Other                                                    206             202             200             200             200
-----------------------------------------------------------------------------------------------------------------------------
Total                                                191,348         190,177         188,636         189,159         185,835
=============================================================================================================================
Employees (year-end):                                  1,319           1,328           1,230           1,245           1,363
-----------------------------------------------------------------------------------------------------------------------------
* 1999 data includes the true-up of the unbilled revenue estimates.



SELECTED FINANCIAL AND OPERATING DATA 1996-2000 (continued)
Mississippi Power Company 2000 Annual Report



----------------------------------------------------------------------------------------------------------------------------------
                                                             2000            1999            1998            1997            1996
----------------------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands)*:
Residential                                             $ 170,729        $159,945        $157,642        $138,608        $137,055
Commercial                                                163,552         153,936         145,677         134,208         131,734
Industrial                                                159,705         151,244         135,039         140,233         141,324
Other                                                       4,565           4,309           4,209           4,193           4,013
----------------------------------------------------------------------------------------------------------------------------------
Total retail                                              498,551         469,434         442,567         417,242         414,126
Sales for resale  - non-affiliates                        145,931         131,004         121,225         105,141          99,596
Sales for resale  - affiliates                             27,915          19,446          18,285          10,143          21,830
----------------------------------------------------------------------------------------------------------------------------------
Total revenues from sales of electricity                  672,397         619,884         582,077         532,526         535,552
Other revenues                                             15,205          13,120          13,054          11,062           8,477
----------------------------------------------------------------------------------------------------------------------------------
Total                                                    $687,602        $633,004        $595,131        $543,588        $544,029
==================================================================================================================================
Kilowatt-Hour Sales (in thousands)*:
Residential                                             2,286,143       2,248,255       2,248,915       2,039,042       2,079,611
Commercial                                              2,883,197       2,847,342       2,623,276       2,407,520       2,315,860
Industrial                                              4,376,171       4,407,445       3,729,166       3,981,875       3,960,243
Other                                                      41,153          40,091          39,772          40,508          39,297
----------------------------------------------------------------------------------------------------------------------------------
Total retail                                            9,586,664       9,543,133       8,641,129       8,468,945       8,395,011
Sales for resale  - non-affiliates                      3,674,621       3,256,175       3,157,837       2,895,182       2,726,993
Sales for resale  - affiliates                            452,611         539,939         552,142         478,884         693,510
----------------------------------------------------------------------------------------------------------------------------------
Total                                                  13,713,896      13,339,247      12,351,108      11,843,011      11,815,514
==================================================================================================================================
Average Revenue Per Kilowatt-Hour (cents)*:
Residential                                                  7.47            7.11            7.01            6.80            6.59
Commercial                                                   5.67            5.41            5.55            5.57            5.69
Industrial                                                   3.65            3.43            3.62            3.52            3.57
Total retail                                                 5.20            4.92            5.12            4.93            4.93
Sales for resale                                             4.21            3.96            3.76            3.42            3.55
Total sales                                                  4.90            4.65            4.71            4.50            4.53
Residential Average Annual
  Kilowatt-Hour Use Per Customer *                         14,445          14,301          14,376          13,132          13,469
Residential Average Annual
  Revenue Per Customer *                                $1,078.76       $1,017.42       $1,007.68         $892.68         $887.66
Plant Nameplate Capacity
  Ratings (year-end) (megawatts)                            2,086           2,086           2,086           2,086           2,086
Maximum Peak-Hour Demand (megawatts):
Winter                                                      2,305           2,125           1,740           1,922           2,030
Summer                                                      2,593           2,439           2,339           2,209           2,117
Annual Load Factor (percent)                                 59.3            59.6            58.0            59.1            60.7
Plant Availability Fossil-Steam (percent):                   92.6            91.0            90.0            92.4            91.8
----------------------------------------------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                         67.8            69.4            66.5            70.5            70.4
Oil and gas                                                  13.5            15.9            14.5            12.5            12.0
Purchased power -
  From non-affiliates                                         7.7             6.2             8.0             3.0             6.5
  From affiliates                                            11.0             8.5            11.0            14.0            11.1
----------------------------------------------------------------------------------------------------------------------------------
Total                                                       100.0           100.0           100.0           100.0           100.0
==================================================================================================================================
* 1999 data includes the true-up of the unbilled revenue estimates.



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